Exhibit 99.1

Trovagene Announces Leadership Change

William Welch has resigned as CEO and Director

Dr. Thomas Adams, Chairman of the Board Appointed Interim CEO

SAN DIEGO, CA – June 22, 2018 – Trovagene, Inc. (NASDAQ: TROV), a clinical-stage oncology therapeutics company, developing targeted therapeutics for the treatment of hematologic and solid tumor cancers, today announced that William Welch has resigned from his positions as Chief Executive Officer and Director for personal reasons, effective immediately.

While the Company conducts a search for a new Chief Executive Officer, the Company’s Chairman, Dr. Thomas Adams, has been appointed interim Chief Executive Officer.

Dr. Adams has been the Company’s Chairman of the Board since April 2009. From June 2005 through 2011, Dr. Adams served as a director of IRIS International, Inc., a diagnostics company, and served as Chief Technology Officer of IRIS since April 2006. Dr. Adams was the Head of Iris Molecular Diagnostics from 2006 until November 2012 and served as the President of Iris Personalized Medicine. In November 2012, IRIS was acquired by Danaher Corporation. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by IRIS. Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997. Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989. Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside.

Dr. Adams commented, “We want to thank Bill for his years of service and his contributions to Trovagene. We wish him well in his future endeavors. The team at Trovagene continues to remain focused on the execution of both of our current ongoing trials with PCM-075. Within the last week we announced completion of the first dosing cohort of patients treated with PCM-075 in combination with decitabine in the ongoing Phase 1b/2 acute myeloid leukemia (AML) clinical trial as well as the start of recruitment for the Phase 2 study of PCM-075 in combination with abiraterone acetate (Zytiga®) in patients with metastatic castration-resistant prostate cancer (mCRPC). Additionally, we also recently announced the closing of an $18 million dollar public offering”.

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company. The Company’s primary focus is to develop oncology therapeutics for the treatment of hematologic and solid tumor cancers for improved cancer care, utilizing its technology in tumor genomics. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor

DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2017, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen VP, Corporate Communications 858-952-7652 vkelemen@trovagene.com